Exhibit 5.2

ZHONG LUN LAW FIRM LLP

28 Liberty Street, Suite 3050

New York, New York 10005

Tel: +1 (212) 380-8388

[●], 2026

SMART KREATE GROUP LIMITED

Unit B8, 11/F, NCB Innovation Centre

888 Lai Chi Kok Road, Kowloon

Hong Kong

Re: SMART KREATE GROUP LIMITED

Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special United States counsel to SMART KREATE GROUP LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“PubCo”), in connection with the Registration Statement on Form F-4 (File No. 333-298727) (as amended or supplemented from time to time, the “Registration Statement”) filed by PubCo with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to, among other securities, up to 715,304 rights of PubCo (the “PubCo Rights”), each whole PubCo Right entitling the holder thereof to receive one (1) class A ordinary share of PubCo, par value US$0.0001 per share (the “PubCo Class A Ordinary Shares”), upon conversion thereof in accordance with the Rights Agreement (as defined below) and without payment of additional consideration.

The PubCo Rights are to be assumed by PubCo pursuant to the Business Combination Agreement, dated as of March 6, 2026 (the “Business Combination Agreement”), by and among PubCo, Quetta Acquisition Corporation, a Delaware corporation (the “SPAC”), SKG Merger Sub 1 Limited, a Cayman Islands exempted company and a wholly owned subsidiary of PubCo (“Merger Sub 1”), SKG Merger Sub 2 Limited, a British Virgin Islands business company and a wholly owned subsidiary of PubCo (“Merger Sub 2”), and Smart Kreate Group Limited, a British Virgin Islands business company (the “Company”). Pursuant to the Business Combination Agreement, at the effective time of the merger of the SPAC with and into Merger Sub 1 (the “Initial Merger”, and the effective time thereof, the “Initial Merger Effective Time”), each right of the SPAC issued and outstanding immediately prior to the Initial Merger Effective Time (the “SPAC Rights”), which SPAC Rights were issued pursuant to the Rights Agreement, dated as of October 5, 2023 (the “Existing Rights Agreement”), between the SPAC and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”), will cease to be a right with respect to shares of common stock of the SPAC and will be assumed by PubCo and thereafter entitle the holder thereof to receive PubCo Class A Ordinary Shares, in each case subject to the terms and conditions of the Existing Rights Agreement as assigned, assumed and amended pursuant to the Assignment, Assumption and Amendment Agreement, dated as of March 6, 2026 (the “Assignment Agreement”), among the SPAC, PubCo and the Rights Agent. The Existing Rights Agreement, as so assigned, assumed and amended, is referred to herein as the “Rights Agreement”.

In rendering the opinion set forth below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Registration Statement;

(b)	the Business Combination Agreement, in the form attached as Annex A to the proxy statement/prospectus forming part of the Registration Statement;

(c)	the form of plan of merger in respect of the Initial Merger attached as an exhibit to the Business Combination Agreement;

(d)	the Existing Rights Agreement;

(e)	the Assignment Agreement; and

(f)	the specimen rights certificate of PubCo filed as Exhibit 4.6 to the Registration Statement (the “Rights Certificate”).

The documents referred to in clauses (b), (d) and (e) above are referred to herein collectively as the “Transaction Documents.” We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such records of PubCo and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of PubCo and others, and such other documents, as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, by parties other than PubCo, we have assumed that such parties had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of PubCo and others and of public officials, including the facts and representations set forth in the Registration Statement and in the Transaction Documents.

In rendering the opinion set forth below, we have further assumed that, at or prior to the time of the issuance of the PubCo Rights (collectively, the “General Conditions”):

(i)	the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act, and such effectiveness will not have been terminated, rescinded or suspended;

(ii)	each of the Transaction Documents will have been duly authorized, executed and delivered by each of the parties thereto and will constitute the legal, valid and binding obligation of each party thereto other than PubCo (and, with respect to PubCo, insofar as such matters are governed by the laws of the Cayman Islands, will have been duly authorized, executed and delivered by PubCo);

(iii)	the transactions contemplated by the Business Combination Agreement to be consummated pursuant to the Business Combination Agreement prior to the issuance of the PubCo Rights will have been consummated, all conditions to the consummation of such transactions will have been satisfied or duly waived, and the applicable certificate(s) and plans of merger will have been duly filed with, and registered or accepted for filing by, (A) the Secretary of State of the State of Delaware and the Registrar of Companies of the Cayman Islands, with respect to the Initial Merger, and (B) the Registrar of Corporate Affairs of the British Virgin Islands, with respect to the merger of Merger Sub 2 with and into the Company, in each case in the form examined by us;

(iv)	all other necessary action will have been taken under the applicable laws of the State of Delaware, the Cayman Islands and the British Virgin Islands, as applicable, to authorize, approve and permit the Initial Merger and the merger of Merger Sub 2 with and into the Company, and any and all consents, approvals and authorizations from applicable Delaware, Cayman Islands, British Virgin Islands and other governmental and regulatory authorities required to authorize and permit such mergers will have been obtained;

(v)	PubCo is be duly incorporated and validly existing in good standing under the laws of the Cayman Islands and has the corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to issue the PubCo Rights and the PubCo Class A Ordinary Shares issuable upon conversion thereof;

(vi)	the assignment by the SPAC, and the assumption by PubCo, of the Existing Rights Agreement pursuant to the Assignment Agreement will have become effective in accordance with its terms, and PubCo will have been substituted for the SPAC as the “Company” under the Rights Agreement;

(vii)	the issuance of the PubCo Rights and the issuance and delivery of the PubCo Class A Ordinary Shares upon conversion thereof will have been duly authorized by all necessary corporate action on the part of PubCo, and a sufficient number of PubCo Class A Ordinary Shares will have been duly authorized and reserved for issuance upon such conversion;

(viii)	any Rights Certificates evidencing the PubCo Rights will have been duly executed and delivered by PubCo and duly countersigned by the Rights Agent in accordance with the Rights Agreement, or, to the extent the PubCo Rights are issued in uncertificated or book-entry form, will have been duly registered in the books and records maintained by or on behalf of PubCo or the Rights Agent in accordance with the Rights Agreement;

(ix)	the execution, delivery and performance by PubCo of the Transaction Documents to which it is a party and the issuance of the PubCo Rights will not (A) violate the memorandum and articles of association of PubCo, (B) result in the breach of, or constitute a default under, any agreement or instrument to which PubCo is a party or by which it or its properties are bound, or (C) violate any law, rule or regulation applicable to PubCo, or any order, judgment or decree of any court or governmental body having jurisdiction over PubCo, in each case other than the laws of the State of New York; and

(x)	all consents, approvals, authorizations, registrations and filings required under any applicable law (other than the laws of the State of New York) in connection with the issuance of the PubCo Rights will have been obtained or made and will be in full force and effect.

Based upon and subject to the foregoing and to the qualifications, limitations, exceptions and assumptions set forth herein, and subject to the satisfaction of the General Conditions, we are of the opinion that, when the PubCo Rights have been assumed by PubCo at the Initial Merger Effective Time in accordance with the terms of the Transaction Documents, the PubCo Rights will constitute valid and binding obligations of PubCo, enforceable against PubCo in accordance with their terms under the laws of the State of New York.

Our opinion set forth above is subject to the following qualifications, limitations and exceptions:

1.	Our opinion is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers and conveyances), reorganization, moratorium, receivership, liquidation, arrangement, examinership and similar laws relating to or affecting creditors’ rights and remedies generally, and is subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies.

2.	We express no opinion with respect to the enforceability of any provision of the Rights Agreement or the PubCo Rights that purports to provide for indemnification, contribution, exculpation, release, non-reliance, or the limitation or exclusion of liability or remedies, to the extent such provision is contrary to public policy or applicable law (including the federal securities laws and the securities laws of any state), or that purports to waive any statute of limitations or any right to trial by jury.

3.	We express no opinion with respect to (a) the validity or enforceability of any provision purporting to confer exclusive jurisdiction on any court, it being noted that a court may decline to accept jurisdiction, or may transfer or dismiss an action, on the grounds of forum non conveniens or other similar grounds, and (b) the subject matter jurisdiction of the United States federal courts to adjudicate any action relating to the Rights Agreement or the PubCo Rights.

4.	Our opinion is subject to the effect of, and we express no opinion with respect to, the possible judicial application of the laws or governmental actions of any jurisdiction other than the State of New York, including as a result of principles of comity or constitutional limitations.

5.	We have assumed that the choice of the laws of the State of New York as the governing law of the Rights Agreement is a valid and legal provision, and we note that the enforceability of such choice of law provision and of the forum selection provisions of the Rights Agreement is subject to, among other things, Sections 5-1401 and 5-1402 of the New York General Obligations Law and to principles of comity and constitutionality.

6.	We have assumed that the Rights Agent is duly organized, validly existing and in good standing, has all requisite power and authority to execute, deliver and perform its obligations under the Rights Agreement and the Assignment Agreement, and that each of the Rights Agreement and the Assignment Agreement constitutes the valid and binding obligation of the Rights Agent, enforceable against it in accordance with its terms.

7.	We express no opinion with respect to the PubCo Class A Ordinary Shares issuable upon conversion of the PubCo Rights, including as to their due authorization, valid issuance or status as fully paid and non-assessable, as to which we understand you are relying on the opinion of Ogier, Cayman Islands counsel to PubCo, filed as Exhibit 5.1 to the Registration Statement.

8.	We express no opinion with respect to any laws applicable to any party to the Transaction Documents, or to the transactions contemplated thereby, solely because such laws are applicable to such party by reason of its particular assets or business, or its status as a regulated entity, and we express no opinion as to any securities, “blue sky”, antifraud, anti-money laundering, tax, antitrust or foreign investment laws, or as to the rules and regulations of the Nasdaq Stock Market LLC or the Financial Industry Regulatory Authority, Inc.

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York.

This opinion is expressed as of the date hereof, and we disclaim any undertaking or obligation to advise you of any subsequent change in the facts stated or assumed herein, or of any subsequent change in applicable law, or to update or supplement this opinion in any other respect. This opinion is furnished to you in connection with the filing of the Registration Statement and, except as set forth in the following paragraph, is not to be used, circulated, quoted or otherwise relied upon for any other purpose or by any other person.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the proxy statement/prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Zhong Lun Law Firm LLP